Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Adds Jason Anderson to its Board of Directors
DALLAS – September 8, 2021 – Trinity Industries, Inc. (NYSE:TRN) (“Trinity”) today announced the addition of Jason G. Anderson to its Board of Directors and the resignation of Brandon B. Boze from the Board, both effective as of today. Similar to Mr. Boze, Mr. Anderson is a member of the investment team at ValueAct Capital. Mr. Anderson will also serve as a member of the Finance and Risk Committee and the Human Resources Committee.
“We are pleased to welcome Jason Anderson to Trinity’s Board of Directors,” said Leldon E. Echols, Trinity’s Non-Executive Chairman of the Board. “His experience in finance, strategy, and mergers and acquisitions will be a tremendous asset to Trinity. We also thank Brandon for his years of service and the guidance he provided to Trinity during his time as a director.”
On his departure, Mr. Boze, a Partner and President of ValueAct Capital, said, “It has been a privilege serving on the Trinity board. I would like to thank the company and its directors for their partnership over the years. ValueAct is delighted that Jason will serve as a director, where we are confident he will make significant contributions to Trinity’s continued success.”
Mr. Anderson is a Vice President at ValueAct Capital, a privately-owned investment firm and Trinity’s largest stockholder. Prior to joining ValueAct Capital in 2016, Mr. Anderson was a Senior Associate at GTCR LLC, a private equity firm focused on leveraged buyouts, leveraged recapitalization, growth capital and rollup transactions. Prior to joining GTCR LLC in 2013, he worked at Bank of America Merrill Lynch in its leveraged finance group.
Mr. Anderson received his bachelors degree in mathematics and economics from Vanderbilt University.

About Trinity Industries
Trinity Industries, Inc., headquartered in Dallas, Texas, owns businesses that are leading providers of rail transportation products and services in North America. Our rail-related businesses market their railcar products and services under the trade name TrinityRail®. The TrinityRail platform provides railcar leasing and management services, as well as railcar manufacturing, maintenance and modifications. Trinity also owns businesses engaged in the manufacture of products used on the nation’s roadways and in traffic control. Trinity reports its financial results in three principal business segments: the Railcar Leasing and Management Services Group, the Rail Products Group, and the All Other Group. For more information, visit: www.trin.net.

Investor Contact:
Eric R. Marchetto
Executive Vice President and Chief Financial Officer
Trinity Industries, Inc.
(Investors) 214/631-4420

Media Contact:
Jack L. Todd
Vice President, Public Affairs
Trinity Industries, Inc.
(Media Line) 214/589-8909